Exhibit 10.8

November 19, 2012

Mr. David DeWalt

Dear Dave:

On behalf of FireEye, Inc. (the “Company”), I am pleased to offer you employment as the Chief Executive Officer (the “CEO”) of the Company. You will report to the Board of Directors (the “Board”) and shall perform the duties and responsibilities customary for such position and such other related duties as are assigned by the Board.

You will also continue to serve as the Chairman of the Company’s Board. The Board may, however, remove you as Chairman of the Board at any time, for any or no reason, with or without notice at its sole and absolute discretion. Notwithstanding the foregoing, for all purposes under this letter agreement, your removal by the Board as Chairman without your consent at any time following the date on which you commence employment as the Company’s CEO (the “CEO Commencement Date”) but prior to the later of (i) the release of any market stand-off imposed by the Company or the managing underwriter of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an “IPO”) and (ii) the first annual general meeting of the Company’s stockholders following such IPO shall be treated as a Termination Without Cause (provided a Separation occurs).

The terms described herein will be effective beginning on the CEO Commencement Date; provided, however, that this offer is expressly conditioned upon your commencing employment with the Company as CEO no later than Friday, November 23, 2012. For the avoidance of doubt, if you do not commence employment as the Company’s CEO on or prior to Friday, November 23, 2012 this agreement will be void and of no further force and effect.

I.        Cash Compensation and Employee Benefits

1.        Cash Compensation. Beginning on the CEO Commencement Date, the Company will pay you a starting salary at the rate of $350,000 per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

2.        Bonus. In addition, you will be eligible to be considered for an annual target incentive bonus of up to $200,000 for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Board, which shall have the sole discretion to determine whether you have earned any bonus and, if so, the amount of such bonus. Any bonus award to you for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed as CEO by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1/2 months after the close of that fiscal year, but only will be deemed earned if you are still employed by the Company at the time of payment (except as otherwise provided in Section 4(b) below). The determinations of the Board with respect to your bonus will be final and binding.

3.        Employee Benefits. As a regular employee of the Company, you may participate in the Company-sponsored benefits generally available to executive officers of the Company, subject to the applicable terms of the applicable benefit plans. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Further, the Company will continue to pay your monthly premiums for

Mr. David DeWalt

November 19, 2012

continuation of medical benefits coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until the earlier of the date on which you become eligible to participate in Company-sponsored healthcare benefits or the date on which this offer terminates.

4.        Severance Benefits. For the avoidance of doubt, the benefits described in this Section 4 will apply if, following the CEO Commencement Date, (i) the Company experiences a Change in Control and within 24 months following such transaction you are subject to an Involuntary Termination (a “Change in Control Termination”) or (ii) you are subject to a Termination Without Cause either prior to, or more than 24 months following, a Change in Control of the Company:

a.        General. You shall not be entitled to any benefits set forth in this Section 4 unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of the Company and all of its subsidiaries, as well as from any other positions with such entities, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 4.

b.        Cash Severance. The Company will pay you an amount equal to twelve (12) months of your base salary, less required withholdings (and, in the event of a Change in Control Termination, an additional amount equal to your annual target bonus, less required withholdings) paid in equal installments over the first 12 months following your Separation. Your base salary (and, if applicable, annual target bonus) will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The severance payments will commence following the effective date of the release and within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

c.        Section 409A. For purposes of Section 409A of the Code, each payment under Section 4(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the severance payments under Section 4(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the severance payments commence, without interest.

II.    Equity Awards.

You have been granted a number of equity awards, the vesting terms of each of which is amended and restated below. If you do not commence employment as the CEO on or prior to November 23, 2012, then the Company may, in its discretion, exercise any repurchase right or forfeiture right in its favor with respect to shares that vest only based on service as the Company’s CEO.

A.    Stock Grants. As described in each applicable Stock Grant Agreement evidencing an award, if you do not vest in all or any portion of a stock grant for any reason, the unvested shares will forfeit to the Company, without payment of any consideration to you, at the time your service with the Company terminates.

1.        The “0.25% Share Award.”1 You will vest in 1/48th of the shares subject to this award upon your completion of each month of continuous service as a Board member beginning May 1, 2012.

1 269,686 shares of the Company’s Common Stock are subject to the 0.25% Share Award.

Mr. David DeWalt

November 19, 2012

2.        The “0.35% Share Award.”2 You will vest in 1/7th of the shares subject to this award upon your completion of each month of continuous service as Chairman after May 1, 2012.

3.        The “0.4% Share Award.”3 You will vest in 100% of this award on the six-month anniversary of the CEO Commencement Date, provided you remain in continuous Qualifying Service4 on such date.

4.        The “0.775% Share Award.”5 You will vest in 100% of this award on the 12-month anniversary of the CEO Commencement Date, provided you remain in continuous Qualifying Service on such date.

5.        The “0.325% Share Award.”6 You will vest in this award in equal monthly installments over 5 months on the last day of each month following the 12-month anniversary of the CEO Commencement Date (that is, the first such month of vesting shall be upon the completion of 13 months of service as CEO following the CEO Commencement Date), provided you remain in continuous Qualifying Service on each such vesting date.

B.    Option Grants. You have been granted options to purchase shares of the Company’s Common Stock, the vesting terms of which are amended and restated below, and all of which have been exercised by you pursuant to the terms of promissory notes entered into between you and the Company (collectively, the “Promissory Notes”). As described in each applicable Stock Option Agreement, if you do not vest in all or any portion of the options for any reason, the unvested portion will be subject to repurchase by the Company at the time your applicable service with the Company terminates. The “2% Option” and the “True-Up Option” (each as described below) are referred to collectively herein as the “CEO Options.”

1.        The “2% Option.”7 You will vest in this award in equal monthly installments over 31 months on the last day of each month following the 17-month anniversary of the CEO Commencement Date (that is, the first such month of vesting shall be upon the completion of 18 months of service as CEO following the CEO Commencement Date), provided you remain in continuous Qualifying Service through each such date.

2.        The “True-Up Option.”8 You will vest in this award in equal monthly installments over 48 months following the CEO Commencement Date, provided you remain in continuous Qualifying Service through each such date.

C.    Additional Equity Award Terms.

1.        Accelerated Vesting in Connection with a Change in Control. You may become entitled to accelerated vesting under certain circumstances as described below. In no event would you vest in a greater number of shares than the total number subject to the award at the date of grant. The accelerated vesting described below supersedes any accelerated or additional vesting provided under the Plan. Except as set forth below, no vesting acceleration will apply to your equity awards in connection with or as a result of a Change in Control.

a.	If the Company is subject to a Change in Control prior to the CEO Commencement Date, then:

i.	If you remain on the Board through the date immediately preceding the transaction effective date, you will vest in all of the then-unvested shares subject to the 0.25% Share Award; and

2 377,560 shares of the Company’s Common Stock are subject to the 0.35% Share Award.

3 431,497 shares of the Company’s Common Stock are subject to the 0.4% Share Award.

4 Service as CEO will be referred to as “Qualifying Service.” For the avoidance of doubt, service only as a member of the Company’s Board of Directors, or as Chairman of the Board, without also serving as CEO, will not constitute Qualifying Service.

5 836,026 shares of the Company’s Common Stock are subject to the 0.775% Share Award.

6 350,591 shares of the Company’s Common Stock are subject to the 0.325% Share Award.

7 Option to purchase 2,157,486 shares of the Company’s Common Stock granted on May 1, 2012.

8 Option to purchase 41,000 shares of the Company’s Common Stock granted on June 15, 2012.

Mr. David DeWalt

November 19, 2012

ii.	If you remain as Chairman through the date immediately preceding the transaction effective date, you will vest in all of the then-unvested shares subject to the 0.35% Share Award.

b.

If the Company is subject to a Change in Control on or after the CEO Commencement Date, and as of the date immediately preceding the transaction effective date you remain in continuous Qualifying Service, then in addition to the vesting acceleration described in Subsection (a) above, you will vest in all of the then-unvested shares subject to the 0.4% Share Award. Further, if subsequent to the transaction effective date you experience a Change in Control Termination, you will vest in all of the then-unvested shares subject to the 0.775% Share Award and the 0.325% Share Award, and the vesting with respect to the CEO Options will be determined by adding 24 months to the actual period of service as CEO that you have completed with the Company.

2.        Accelerated Vesting Not in Connection with a Change in Control. In addition, provided you have not previously become entitled to accelerated vesting under Section 1 above, you may become entitled to accelerated vesting under certain circumstances as described below. Except as set forth below or in Section 1 above, no vesting acceleration will apply to your equity awards.

a.

Removal without Cause from a Board Position. If you are removed at any time from the Board other than for Cause (as defined below), then the vested percentage of your 0.25% Share Award will be determined by adding 12 months to the actual period of service on the Board; and

b.

Termination Without Cause as CEO. If after the CEO Commencement Date you are subject to a Termination Without Cause and such termination does not constitute a Change in Control Termination (as defined above), then all of the shares subject to the 0.35% Share Award, the 0.4% Share Award and the 0.775% Share Award shall vest and the vesting with respect to the 0.325% Share Award and the CEO Options will be determined by adding 12 months to the actual period of service that you have completed with the Company as CEO following the CEO Commencement Date.

3.        Secondary Liquidity. If, following the CEO Commencement Date and prior to both (i) the termination of your Qualifying Service and (ii) the completion of the Company’s IPO, the Company completes an equity round of financing raising at least $30,000,000 in gross proceeds for the Company and in which one or more of the participating investors offers to purchase shares of the Company’s Common Stock from any of the Company’s existing stockholders (a “Secondary Opportunity”), then if you wish to sell some of your vested and owned shares of the Company Common Stock in such Secondary Opportunity, the Company will use its reasonable efforts to facilitate the sale by you to such investors of up to that number of shares of Company Common Stock, on substantially the same terms proposed by such investors in the Secondary Opportunity, that equals the lesser of (x) the total number of shares of Company Common Stock that you hold that are vested at the time of the Secondary Opportunity, (y) the total number of shares that such investors wish to purchase in such Secondary Opportunity, and (z) that number of shares having an aggregate sales price in such Secondary Opportunity of $8,000,000; provided, however, that any proceeds you receive shall be used to first settle the then-outstanding principal and accrued interest on the Promissory Notes.

III.	General Provisions

A.	Tax Matters.

1.        General. You are responsible for any and all taxes, including withholding taxes that legally apply to the payments and benefits provided to you by the Company, and all forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable income, payroll and similar withholding taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

Mr. David DeWalt

November 19, 2012

2.        Section 280G. If any payments and other benefits provided for in this letter agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments; (iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant.

B.        Interpretation, Amendment and Enforcement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of your employment you will be required to sign the Company’s Proprietary Information and Inventions Agreement (the “PIIA”) on or prior to the CEO Commencement Date. A copy of that agreement is attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this letter agreement and the PIIA, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers. To the extent that the terms of this letter agreement are inconsistent with those of the PIIA, the terms of this letter agreement shall govern. You agree to be bound by the policies and procedures of the Company now or hereafter in effect relating to the conduct of employees.

This letter agreement (together with the PIIA, the Company’s Stock Plan, any stock option agreement or stock grant issued thereunder (after giving effect to the provisions described herein) and the Promissory Notes (and Stock Pledge Agreements referenced therein), supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company (including without limitation the letter agreement between you and the Company dated May 1, 2012) and constitute the entire agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

This letter agreement shall be construed and enforced in accordance with the internal laws of the State of California (without regard to its laws relating to choice-of-law or conflict-of-laws). You and the Company shall submit to mandatory and exclusive binding confidential arbitration of any controversy or claim arising out of, or relating to, this letter agreement or any breach hereof or otherwise arising out of, or relating to, your employment with the Company or the termination thereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining injunctive relief from a court having jurisdiction over the parties related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. Such arbitration shall be conducted through JAMS in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the JAMS’ then-current rules for the resolution of employment disputes. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a covered claim in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

Mr. David DeWalt

November 19, 2012

C.        At-Will Service Relationship. Your service relationship with the Company (whether as a Board member, as Chairman of the Board, or as an employee of the Company) is for no specific period of time. Your service with the Company will be “at will,” meaning that either you or the Company may terminate your service at any time and for any reason, with or without cause (subject to the terms of this letter agreement). Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term.

D.        Nondisparagement. You agree that you will not disparage the Company or its products with any written or oral statement. Nothing in this paragraph shall prohibit you from providing truthful information in response to a subpoena or other legal process.

E.        Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” will not be deemed to exist in the event of Subsections (b), (c) and (f) above unless you have been provided with (i) 30 days’ written notice by the Board of the act or omission constituting “Cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure (as determined by the Board in its sole discretion).

“Code” means the Internal Revenue Code of 1986, as amended.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation. The foregoing notwithstanding, a transaction will not constitute a Change in Control unless such transaction also constitutes a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5), without regard to any alternative percentages thereunder.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent: (a) a material reduction of your base salary as set forth herein or as such base salary may be increased during the course of your employment with the Company; (b) a material reduction of your target bonus as set forth herein or as increased during the course of your employment with the Company; (c) a material reduction in your duties, authority, reporting relationship or responsibilities, including (i) in the event of a Change in Control, the assignment of responsibilities, duties, reporting relationship or position that are not at least the substantial functional equivalent of your position occupied immediately preceding such Change in Control,

Mr. David DeWalt

November 19, 2012

including the assignment of responsibilities, duties, reporting relationship or position that are not in a substantive area that is consistent with your experience and the position that you occupied prior to such Change in Control or (ii) a material diminution in the budget and number of subordinates over which you retain authority; (d) a requirement that you relocate to a location more than thirty-five (35) miles from your then-current office location; (e) a material violation by the Company of a material term of any employment, severance or change of control agreement between you and the Company; or (f) a failure by any successor entity to the Company to assume this letter agreement. A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

*     *     *

While you render services to the Company, whether as a Board member, as Chairman or as CEO, you agree not to engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company, including providing advice or otherwise providing services to any competitor of the Company.

The Company acknowledges your current positions on the Boards of Directors of Polycom, Inc., Jive Software, Inc., Five9, Inc., Delta Airlines, Inc. and MANDIANT. Following the CEO Commencement Date, (a) if the Company’s Board determines that the business, products or services of the Company conflict or overlap with those of MANDIANT (a “Business Conflict”), or (b) if any employee, consultant, advisor or Board member of the Company advances a meritorious claim, as determined by the Board in its sole discretion, that there is such a Business Conflict, or (c) you become aware of any such Business Conflict (either through your service to the Company or to MANDIANT), then the Company will commence a 60-day notification and verification period. During such period, you agree to notify MANDIANT of the Business Conflict, and the Company will offer you an opportunity to remediate such Business Conflict, if in the Board’s discretion the Business Conflict is subject to such remediation. If, following the conclusion of such notification and verification period, the Company determines, in its sole discretion, that the Business Conflict exists and has not been remediated, then you agree to resign immediately as a director of MANDIANT. In addition, you agree to seek the explicit approval of the Company’s Board before joining the board of directors of, or providing consulting or any other services to, any other entity (other than those entities described in this paragraph). By signing this letter agreement, you represent and warrant that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

The Company respects the right of every employer to protect its confidential, proprietary and trade secret information and therefore, you are expected not to disclose to anyone at the Company, or to use in any manner, any such information at any time. The Company also expects you to comply with all other legal obligations you have to any former employers, including any employee or customer non-solicitation obligations and any nondisparagement obligations you have with any other party.

Mr. David DeWalt

November 19, 2012

Please indicate your acceptance of this letter agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this letter agreement and returning a copy to me via email. This offer will expire at 5:00 p.m. PT on Friday, November 23, 2012

Very truly yours,

FIREEYE, INC.

By:	/s/ Promod Hague

Title:	/s/ Director

I have read and accept this the terms set forth in this letter agreement:

/s/ David DeWalt
Signature of Dave DeWalt

Dated: 11/19/2012

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that FIREEYE, INC., a Delaware corporation (the “Company”) and I (David DeWalt) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.         I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.         Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix B in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.         To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.         I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.         Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6.         I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.         I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.         I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

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9.         Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Nov 19th, 2012	Employee

/s/ David DeWalt
Signature

/s/ David DeWalt
Name (Printed)

Accepted and Agreed to:

FIREEYE, INC.

By:	/s/ Promod Haque
Director

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APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for his employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER